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                                                                   EXHIBIT 10.24


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                  AGREEMENT BY AND BETWEEN CLARK EQUIPMENT COMPANY



                                    AS BUYER



                                      AND



           MITSUBISHI CORPORATION, MITSUBISHI HEAVY INDUSTRIES, LTD.



                       AND MITSUBISHI MOTORS CORPORATION



                                   AS SELLER




                          EFFECTIVE AS OF JUNE 1, 1983

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                                    AGREEMENT

                                    Contents

PURPOSE                                                                PAGE
-------                                                                ----

1.       Definitions .........................................          2
2.       Sale and Purchase ...................................          3
3.       Term ................................................          3
4.       Prices and Price Adjustments ........................          3
5.       Payment, Exchange Rates .............................          8
6.       Delivery ............................................         11
7.       Orders ..............................................         13
8.       Supply Protection Reserve ...........................         16
9.       Warranty ............................................         17
10.      Patents .............................................         21
11.      Quality Assurance, Design Changes ...................         21
12.      Technical Documentation .............................         22
13.      Force Majeure .......................................         23
14.      Confidentiality .....................................         23
15.      Exchange of Market Information ......................         25
16.      Documentation for Duty Drawback Rights ..............         25
17.      Antidumping and Countervailing Duties ...............         25
18.      Law of Agreement ....................................         25
19.      Arbitration .........................................         25
20.      Changed Conditions ..................................         26
21.      Product Liability ...................................         26
22.      General Provisions ..................................         27

         Exhibit 1 (Specifications)
         Exhibit 2 (Quality Guidelines)
         Exhibit 3 (Warranty)
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THIS AGREEMENT, effective as of June 1, 1983, is entered into by and between
CLARK EQUIPMENT COMPANY, a Delaware corporation with principal offices at Buchanan, Michigan, U.S.A., referred to in this Agreement as "Buyer", and MITSUBISHI CORPORATION ("MC"), MITSUBISHI HEAVY INDUSTRIES, LTD. ("MHI") and MITSUBISHI MOTORS CORPORATION ("MMC"), separate Japanese companies each with offices in Tokyo, Japan, contracting jointly and severally as sellers and/or manufacturers and referred to in this Agreement as "Seller".

                                    PURPOSE

Buyer wishes to purchase certain Products and Parts manufactured or sold by Seller for incorporation into certain of Buyer's Industrial Trucks manufactured by Buyer in the United States for use in the United States and for export.

Buyer and Seller both wish to establish a stable working relationship. Both Parties also recognize the necessity for flexibility in addressing changes in the business factors which may affect this arrangement and, therefore, expect that as changed conditions arise the Parties will be able and willing to discuss appropriate modifications to this Agreement.

This Agreement will he considered the basic agreement relating to the sale of Seller's Products and Parts for incorporation into Buyer's Industrial Trucks. This Agreement may be extended to cover the sale of Seller's Products and Parts for Buyer's Industrial Trucks manufactured by Buyer or Buyer's subsidiaries In other countries; however, Buyer and Seller recognize that it may be appropriate to modify certain provisions to conform to local laws and procedures.

The purpose of this Agreement is to establish a procedure for the sale and purchase of the Products and Parts covered by this Agreement and to establish the terms and conditions which will apply to sales of the Products and Parts during the term of this Agreement.

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NOW, THEREFORE, in consideration of Buyer's selection of Seller as a principal supplier, Buyer's initial purchase of Products and Parts, and the mutual promises set forth in this Agreement, the Parties agree as follows:


1.  DEFINITIONS


1.1. PRODUCTS - The term "Products" means the engines, transmissions, axles and other components manufactured by the Parties contracting as Seller to their specifications together with the alterations or modifications thereto made for Buyer as described and specified in Exhibit 1, attached and incorporated as a part of this Agreement, together with such modifications, replacements or additions to such components as may be agreed upon by the Parties from time to time during the term of this Agreement.

1.2. PARTS - The term "Parts" means service and replacement components, parts and accessories for all Products purchased by Buyer pursuant to this Agreement.

1.3. INDUSTRIAL TRUCKS - The term "Industrial Truck" means the lift trucks and other industrial trucks manufactured by Buyer or Buyer's subsidiaries into which Seller's Products are incorporated. Initially this will be Buyer's "base truck" series cushion and pneumatic lift trucks In the two (2) to three (3) metric ton capacity range, as described In Exhibit 1.

1.4. UNIT PRICE - The term "Unit Price" means the price for a single unit of the Products and Parts. The Unit Price may be adjusted in accordance with the provisions of the Agreement.

1.5. BASE PRICE - The base price for Products is the initial Unit Price which is set forth for each Product in Exhibit 1. The base price for Parts refers to the price for each Party) set forth in the initial applicable MHI or MMC factory suggested list price referred to in paragraph 4.2, below.




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2.       SALE AND PURCHASE


         During the term and subject to the terms and conditions of this Agreement, Buyer will purchase and take from Seller and Seller will sell and deliver to Buyer the Products and Parts ordered by Buyer in accordance with the procedures set forth in this Agreement.


3.       TERM


         This Agreement will be for an initial five (5) year term effective from the date first written above through and including May 31, 1988, and will be automatically extended for an additional five (5) year term through and including May 31' 1993, unless either Party elects to terminate the Agreement at the end of the initial term by written notice to the other Party, which notice must be given on or before January 1, 1988.



4.       PRICES AND PRICE ADJUSTMENTS


         4.1 The initial Unit Price for each Product will be the price stated in Japanese yen set forth in Exhibit 1.

         4.2 The Unit Prices for Parts supplied by MHI will be 43.75% of the prices stated in US dollars set forth for each Part in MHI's suggested retail price list. Unit Prices for Parts supplied by MMC will be 65% of the prices stated in Japanese yen set forth for each Part in MMC's suggested dealer price lists. Suggested price lists will generally be revised by MHI or MMC on an annual basis. Revised suggested price lists will be effective for shipments made after the effective date of the price list.

         4.3 The Unit Price of any Product or Party) may be increased or decreased at any time by mutual agreement ("Interim Price Adjustment"). Such Interim Price Adjustments will be made for mutually agreed upon design changes.

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         4.4 Subject to Interim Price Adjustments, the initial Unit Prices for
Products will be effective, without increase, for all Products shipped on or before May 31, 1984. Thereafter, Seller may, after consultation with Buyer, adjust the Unit Prices for Products effective June 1, 1984, and annually on June 1 of each successive year thereafter during the term of this Agreement ("Annual Price Adjustment"). Unless otherwise agreed, Buyer and Seller will jointly review Unit Prices of Products not later than April 30, 1984, and annually not later than April 30 of each succeeding year thereafter during the term of this Agreement.

         4.5 Subject to Interim Price Adjustments, the Annual Price Adjustment for Products effective on June 1 of each year, will be effective, without increase, for all Products shipped on or after June 1, the effective date of the price increase, and through and including May 31 of the following year.

         4.6 The Annual Price Adjustment to the Unit Price for each Product will be determined by multiplying the Unit Price for each Product which is effective on May 31 by the applicable price adjustment formula set forth below. In each formula each abbreviation has the following meaning:

              Pm       =        Unit Price after the annual adjustment

              PC       =        Unit Price effective on May 31

              A1       =        annual price index of "Aluminum casting for
                                machinery" in the "Nonferrous metal castings" commodity class of the "Nonferrous Metal
                                Castings and Diecastings" subgroup from January
                                1st through December 31st as indicated in the "Price Indexes Annual" in the April issue for the calendar year in which the price adjustment will be effective.

              Ao       =        annual price index of "Aluminum casting for
                                machinery' in the "Nonferrous metal castings" commodity class of the "Nonferrous Metal
                                Castings and Diecastings" subgroup from January
                                1st through December 31st as indicated in the "Price Indexes Annual" in the April issue for the previous calendar year

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            C1         =        annual price index of "Iron casting" in the
                                "Cast iron products" commodity class of the "Miscellaneous Iron and Steel Products" subgroup from January 1st through December 31st indicated in the "Price Indexes Annual" in the April issue for the year in which the price adjustment is to be effective

            Co         =        annual price index of "Iron castings" in the
                                "Cast iron products" commodity class of the "Miscellaneous Iron and Steel Products" subgroup from January 1st through December 31st indicated in the "Price Indexes Annual" in the April issue of the previous calendar year

            E1        =         annual price index of "Other electrical
                                machinery" in the "Other Electrical Machinery" subgroup from January 1st through December 31st indicated in the "Price Indexes Annual" in the April issue of the year in which the price increase is to be effective

            Eo        =         annual price index of "Other electrical
                                machinery" in the "Other Electrical Machinery" subgroup from January 1st through December 31st indicated in the "Price Indexes Annual" in the April issue of the previous calendar year

            F1        =         annual price index of "Closed and open die
                                forgings" in the "Miscellaneous Iron and Steel
                                Products" subgroup from January 1st through December 31st indicated in the "Price Indexes
                                Annual" in the April issue of the year in which the price adjustment is to be effective

            Fo       =         annual price index of "Closed and open die
                                forgings" in the "Miscellaneous Iron and Steel Products" subgroup from January 1st through December 31st indicated in the "Price Indexes Annual" in the April issue of the previous calendar year





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               L1      =        annual price index of "Cash Earning Indexes of
                                Regular Workers, Transportation and
                                Communication - nominal from January 1st through December 31st indicated in the "Economic Statistic Annual" issued by the Research and Statistics Department of the Bank of Japan (the "Economic Statistic Annual") in the March issue of the calendar year in which the price adjustment is to be effective

               Lo      =        annual price index of "Cash Earning Indexes of
                                Regular Workers, Transportation and
                                Communication - nominal" from January 1st through December 31st indicated in the "Economic
                                Statistic Annual" issued by the Research and Statistics Department of the Bank of Japan (the
                                "Economic Statistic Annual") in the March issue of the previous calendar year

               M1      =        annual price index of "Manufacturing Industry
                                Products" in the "Indexes for Industries" subgroup from January 1st through December 31st indicated in the "Price Indexes Annual" in the April issue of the calendar year in which the price adjustment is to be effective

               Mo      =        annual price index of "Manufacturing Industry
                                Products" in the "Indexes for Industries" subgroup from January 1st through December 31st indicated in the "Price Indexes Annual" in the April issue of the previous calendar year

               S1      =        annual price index of "Ordinary Steel Products"
                                from January 1st through December 31st indicated in the "Price Indexes Annual" in the April issue of the calendar year in which the price adjustment is to be effective




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
             So        =        annual price index of "Ordinary Steel Products"
                                from January 1st through December 31st indicated in the "Price Indexes Annual" in the April issue of the previous calendar year

             Sections of the Price Indexes Annual referred to in the preceding definitions may be found in the Price Indexes Annual, Wholesale Price Indexes, Export and Import Price Indexes, Input-Output Price Indexes of Manufacturing Industry by Sector, published by the Research and Statistics Department of the Bank of Japan.


A. The Annual Price Adjustment to the Unit Price for Products identified in Exhibit 1 as subject to price adjustment formula A will be calculated by the following formula:

                                   S1         C1         A1
            Pm = Pc{1 + .55 [(.10) -- + (.14) -- + (.03) -- +
                                   S0         C0         A0

                            F1         E1         L1
                      (.12) -- + (.05) -- + (.56) -- - 1]}
                            F0         E0         L0


B. The Annual Price Adjustment to the Unit Price for Products identified in Exhibit 1 as subject to price adjustment formula B will be calculated by the following formula;


                                   S1         C1
            Pm = Pc{1 + .55 [(.07) -- + (.17) -- +
                                   S0         C0

                                 F1         L1
                (.18) -- + (.02) -- + (.56) -- -1]}
                      M0         F0         L0


C. The Annual Price Adjustment to the Unit Price for Products identified in
Exhibit 1 as subject to price adjustment formula C will be calculated pursuant to the following formula:

                                   S1         C1
            Pm = Pc{1 + .55 [(.18) -- + (.16) -- +
                                   S0         C0

                                A1         L1
                          (.10) -- + (.56) -- - 1]}
                                A0         L0


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         4.7 If any of the referenced indexes are discontinued or if the Bank of
Japan alters its method of calculating an index (including a change in the base period), the Parties will mutually agree upon a substitute index.

         4.8 If the Unit Price is not calculated by the data for the Annual Price Adjustment, Products will be shipped at the Unit Price in effect on May 31, subject to adjustment in the price when the Unit Price is calculated. The Unit Price will be calculated as soon as possible thereafter, or the parties will mutually agree upon the Annual Price Adjustment. The prices for Products delivered after June 1, but prior to calculation of the Unit Price or agreement upon the Annual Price Adjustment, will be retroactively adjusted and payment of any differential in prices will be due and payable in accordance with the payment terms of this Agreement thirty (30) days after receipt by Buyer of an appropriate invoice from Seller.

         4.9 Prices for Products and Parts stated in Exhibit 1 are for Products and Parts delivered F.O.B. from a suitable Japanese port. Delivery of Products and Parts will be subject to and in accordance with the provisions set forth in
Section 6 below.

5.       PAYMENT, EXCHANGE RATES

         5.1 Payment for Products and Parts will be due and payable thirty (30) days plus the average transport time after delivery at Chicago and receipt by Buyer of Seller's invoice. The average transport time will be the number of days mutually agreed upon by the Parties which are normally required by Buyer to process the Products or Parts through U.S. Customs and to transport them to the appropriate U.S.
manufacturing plant or parts warehouse.


         5.2 The currency of payment for Parts supplied by MHI and MMC will be US dollars. The MMC price stated in Japanese yen will be converted to a payment amount stated in US dollars on each invoice at



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the rate of exchange established by this paragraph (the "MMC Exchange Rate").
The initial MMC Exchange Rate will be equal to the average at-sight buying rate of the Mitsubishi Bank, Ltd., Tokyo, Japan (the "Bank") for buying US dollars with Japanese yen for a period of two (2) months beginning three (3) months prior to the first Shipment, the date of which will be mutually agreed upon. when invoices for Parts are prepared (approximately one (1) week to ten (10) days prior to shipment) the average at-sight buying rate of the Bank for US dollars during the preceding seven (7) business days will be calculated and compared with the MMC Exchange Rate. If the average rate varies from the MMC Exchange Rate by more than five (5) Japanese yen, the MMC Exchange Rate will be adjusted to equal the average rate and will apply to all subsequent shipments of Parts until a further change is made in accordance with this paragraph. The method used to calculate the exchange will be discussed at the request of either Party after approximately one (1) year's experience with the method provided by this paragraph.

         5.3 The currency of payment for Products will be either Japanese yen or U.S. dollars. The currency of payment for Products will be Japanese yen for Products shipped in the period beginning on June 1, 1983 through and including May 31, 1984. Thereafter, Buyer may select the currency of payment at Buyer's option, twice each year by written notice to Seller on or before May 1, 1984, and November 1, 1984, and on or before May 1 and November 1 of each successive year thereafter during the term of this Agreement. The currency of payment selected on May 1 will apply to payments for Products shipped on June 1 and through and including November 30, and the currency selected on November 1 will apply to payments for Products shipped on December 1 and through and including May 31. If Buyer fails to notify Seller of its selection of the currency for payment within 10 days after the applicable date for selection, the currency of payment then in effect will continue until the next period for which Buyer has the option to change the currency of payment.


         5.4 Payments In Japanese yen will be mad. by check, bank draft, or other suitable method in Tokyo, Japan at a bank designated by


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Seller. Payments in U.S. dollars will be made by check, bank draft, or other suitable method in Chicago, Illinois, U.S.A., at a bank designated by Seller.


         5.5 When the currency of payment selected by Buyer for a period is U.S. dollars, the prices of Products which are stated In Japanese yen will be converted to a U.S. dollar payment amount at the currency exchange rate established for that period in the manner described below.

         (a) An exchange rate will be calculated to correspond with the periods during which Buyer may select the currency of payment regardless of the currency selected. The first exchange rate will be calculated on April 27, 1983, for the period from June 1, 1983 through and including November 30, 1983. The second exchange rate will be calculated on October 26, 1983, for the period from December 1, 1983 through and including May 31, 1984. Thereafter, the exchange rate will be calculated on the fourth Wednesday in each April and October during the term of this Agreement and the exchange rates calculated will be applicable for the periods from June 1 through and including November 30 and from December 1 through and including May 31, respectively.

         (b) The exchange rate will be determined on the basis of the average of the forward exchange buying rates quoted by the Bank of Tokyo on the calculation date for the first business day in each of the fourth through and including the ninth months following the date the exchange rate is calculated (including the month the rate is calculated as the first month following such date). The applicable exchange rate for the first period will be the average of such forward rates. Thereafter, the applicable exchange rate will be determined as follows:

                (i) if the average of the forward rates varies by not more than 10% from the previous applicable exchange rate, the exchange rate will be equal to the previous applicable



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                       exchange rate adjusted to reflect one-half of the amount
                       by which the average of the forward rates varies from the previous applicable exchange rate.

                (ii) If the average of the forward rates varies by more than 10% from the previous applicable exchange rate, the Parties will negotiate in good faith and on or before five days preceding the date on which Buyer must make its currency selection will agree upon the applicable exchange rate.

6.       DELIVERY

         6.1 Products and Parts will be delivered cost and freight (C&F), from any suitable port in Japan to Chicago, Illinois, USA, in accordance with the definition of the C&F delivery term set forth in the International Chamber of Commerce publication entitled "INCOTERMS", 1980 edition, modified as follows:

         a. Seller will contract and pay for the carriage of the Products and Parts to Chicago, Illinois, USA, in U.S. dollars in accordance with the INCOTERM C&F definition, paragraph A2, but Buyer will reimburse Seller for such actual costs and expenses, including reasonable charges for handling the transportation arrangements. Seller's invoices for such charges will be in U.S. dollars, will separately identify such charges, and will be due and payable by Buyer by check, bank draft, or other suitable method in Chicago, Illinois, USA, at a bank designated by Seller.

         b. Seller will bear all risks of the Products and Parts until such time as they have been delivered to Chicago, Illinois, USA, the carrier has notified Buyer's customs agent of the arrival of the Products or Parts, and Buyer has received all necessary




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
documents from Seller required to clear customs and take possession of the Products and Parts. Buyer shall bear all risks of the Products and Parts thereafter. Title will pass with the risk of loss. This provision supersedes paragraphs A5 and B3 of the INCOTERM C&F definition.


         c. Buyer will maintain, at its cost and expense, a marine open cargo insurance policy to cover each shipment subject to this Agreement at 110% of the invoice price of the Shipment for the protection of Buyer and Seller as their interests may appear with the following policy limits:

            $3,500,000 per vessel under deck
            $  100,000 per aircraft
            $1,000,000 per truck or rail car
            $    1,500 per package - mail or parcel post


         Upon request Buyer will provide Seller a certificate of insurance from Buyer's insurance carrier evidencing said coverage and providing for the insurance carrier to give Seller with at least ten (10) days' prior notice of termination or reduction in coverage.

         6.2 Buyer may elect to expedite transportation and may select alternate methods of transportation, including air transport when reasonably required. Except as otherwise provided below, Buyer will reimburse Seller for any additional costs or expenses incurred by Seller in connection with the expedited transportation. If at any time delivery of Products or Parts is significantly delayed due to any failure by Seller to perform its obligations under this Agreement, Seller will pay, or reimburse Buyer, for any additional costs resulting from such alternate methods of transportation. Seller shall not, in any event, be responsible for any such additional costs which are due solely to Buyer's failure and negligence with respect to any obligations relating to Buyer's purchasing of such Products or Parts pursuant to this Agreement. If the cause of the requirement for expedited transportation is not the responsibility of either Party, the Parties will negotiate the allocation of such costs in good faith.




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
         6.3 All Products and Parts will be received subject to Buyer's inspection and test. Buyer will inspect Products and Parts as soon as possible by audit at Buyer's designated manufacturing plant or parts warehouse and in any event within four weeks after their arrival. Unless notice of nonconformity or shortage is provided within four weeks, the Products and Parts will be considered accepted by Buyer. Nothing in this provision will modify or impair in any way Buyer's rights under the warranty provisions of this Agreement. If written notice is provided by Buyer within four (4) weeks after the arrival of said Products or Parts at the manufacturing plant or parts warehouse, or within three (3) months after delivery at Chicago in accordance with Section 6.1 above whichever comes earlier, and if such nonconformity or shortage is attributable to a failure by Seller to perform any of its contract obligations, Seller shall either promptly remedy the nonconformity or shortage or Buyer may reject the Products or Parts and return them to Seller at Seller's expense.

7.       ORDERS

         7.1 Buyer will order Products from Seller by means of one of the following methods:

         a. by issuing an annual blanket purchase order which will be supplemented by Supplier Delivery Authorization and Planning Schedules ("Monthly Schedules") issued at least monthly, or

         b. under special circumstances, by issuing a separate purchase order.

         7.2 When the method identified in paragraph 7.1.a., above, is used, the annual blanket purchase order will be used for the purpose of stating the current Unit Prices for Products and the current mutually agreed upon specifications, but it will not be an order for any quantity of Products. The Monthly Schedule will be the document by which specific quantities of Products are ordered. Each Monthly Schedule will contain the following information:


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
         a. The Products ordered by the Monthly Schedule and the delivery schedule for those Products. In each Monthly Schedule the quantities of Products identified as "Firm" for the first time in that Monthly Schedule will be the Products ordered by that Monthly Schedule.

         b. Reconfirmation of Products ordered and the delivery schedule for Products which have been ordered on previous Monthly Schedules. Such Products will be identified as "Firm" on each Monthly Schedule.

         c. Buyer's estimate of the quantity of Products which will be ordered in the following month, which quantity may be increased or decreased by Buyer by up to 50% when the Products are ordered. Such quantities will be identified as "Planning".

         d. Buyer's estimate of the quantities of Products which may be ordered for a period of six (6) months from the seventh month through the twelfth month from the date of the Monthly Schedule (the month for which the Monthly Schedule is issued will be counted as the first month). Such quantities will also be identified as "Planning".

         Buyer will issue the Monthly Schedules periodically as required, but will at least issue a Monthly Schedule on or before January 5, 1984, and on or before the fifth (5th) working day of each month thereafter during the term of this Agreement. Monthly Schedules issued after the fifth (5th) working day of each month through the last day of the month will be considered to be issued for the next following month (the month in which production will be scheduled by Seller). Seller will acknowledge the "Firm" order in Monthly Schedules by the fifteenth (15th) working day of each month.

         7.3 Products ordered on or before the fifth (5th) working day of each month will be scheduled for delivery after the first (1st) day of the fifth
(5th) month after the month for which the Monthly Schedule is issued. (The month for which the Monthly Schedule is issued will be counted as the first month of the five (5) month period.) The quantity of Products identified as "Planning" for delivery during the sixth (6th) month after the month for which Monthly
Schedule is issued (counting the month for which the Monthly Schedule is issued as the first month of the six (6) month period) may be adjusted by only 50%, increase or decrease,


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
in orders for the following month. If Buyer issues more than one Monthly Schedule before the fifth (5th) working day of a month, the last Monthly Schedule received by Seller by the fifth (5th) working day of a month will be controlling.

         7.4 Under special circumstances Buyer may order Products by individual purchase orders separate and apart from the Monthly Schedule system described in
Section 7.1, 7.2 and 7.3 above. Special circumstances will include orders which require special terms, special Product specifications, or other special conditions. All such orders will be subject to acceptance by Seller.

         7.5 The normal lead time for delivery of Parts will be approximately three (3) months. Seller will, however, at no additional charge make every reasonable effort to satisfy Buyer's reasonable requests for emergency delivery of Parts in less than the normal lead time. This arrangement for emergency Parts orders will be discussed at the request of either party after approximately one
(1) year's experience with Parts sales and purchases under this Agreement.

         7.6 Buyer's liability, if any, upon cancellation of any order will be limited to the actual costs incurred by Seller and properly attributable to the cancelled portion of any orders, but not to exceed the aggregate Unit Price for Products or Parts cancelled plus delivery charges incurred. Buyer will not be liable for incidental, special or consequential damages.

         7.7 All sales of Products and Parts ordered during the term of this Agreement will be subject to the terms and conditions of this Agreement together with any different or additional terms or conditions mutually agreed upon in writing. Buyer and Seller may use their standard forms to order and to acknowledge orders for Products and Parts; however, unless otherwise mutually agreed in writing, no different or additional terms contained in any such form will add to or modify in any way the terms and Conditions provided by this Agreement.


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
         7.8 Buyer estimates that the quantities of Industrial Trucks for which Seller's Products will be purchased will be approximately as follows:

  CALENDAR YEAR     WORLDWIDE QUANTITY OF "BASE TRUCK" SERIES INDUSTRIAL TRUCKS
  -------------     -----------------------------------------------------------
      1985                    5,100
      1986                    6,300
      1987                    6,800
      1988                    5,700
      1989                    5,500

8.       SUPPLY PROTECTION RESERVE

         8.1 Buyer may, by written notice given before delivery or after delivery, but on or before the date payment would be due pursuant to Section 5, "Payment, Exchange Rates", designate certain of the Products ordered to be part of a supply protection reserve to be held and maintained by Buyer in good condition at a suitable location to be provided by Buyer. Title will transfer from Seller to Buyer in accordance with Section 6, "Delivery". The quantity of Products placed in the supply protection reserve will be a reasonable quantity determined by Buyer up to a quantity sufficient to supply Buyer's production for approximately thirty (30) days. Units placed in the supply protection reserve will be removed from the reserve and made available for use in production within six (6) months after delivery and may be replaced, as required, with new units to maintain the established quantity of the supply protection reserve. Buyer will notify Seller promptly when units are removed from the supply protection reserve, and Seller will invoice Buyer for Products which are removed from the supply protection reserve. The Unit Price for such products will be due and payable after removal from the supply protection reserve within thirty (30) days after the date of Seller's invoice. Payment will be made in accordance with
Section 5, "Payment, Exchange Rates", in the currency of payment selected by Buyer as of the Invoice date.

         8.2 Buyer will pay Seller a carrying charge calculated on the Unit Price of Products held in the supply protection reserve after the date payment for such units would otherwise be due Pursuant to Section 5, "Payment, Exchange Rates". The carrying charges will be a percentage of the Unit Price equal to simple interest per annum at a rate equal to the prime rate of interest offered by the Bank of Tokyo, Tokyo, Japan, to its largest Japanese business customers in effect on the first day of each month. Seller will Invoice Buyer for the carrying charge periodically, but not more frequently than quarterly, and the carrying charge will be payable in Japanese yen thirty (30) days after the date of Seller's invoice by check, bank draft, or other suitable method in Tokyo, Japan, at a bank designated by Seller.

9.       WARRANTY ON PRODUCTS AND PARTS

         9.1 Seller warrants that the Products will conform to the specifications identified in Exhibit 1 attached and incorporated by reference herein, and will be merchantable and sufficient for the purpose intended, of good material and workmanship, and free from defects. For purposes of this Agreement any failure of a Product to be as warranted is referred to as a "Defect". This warranty extends to the performance of the Products in Buyer's Industrial Truck Division produCts into which the Products are incorporated as follows:

         a. If any Defect is discovered in a Product prior to shipment of an Industrial Truck into which it has been Incorporated, Seller will pay or reimburse Buyer for the parts and labor required to correct the Defect and any damage to the Industrial Truck resulting from the Defect. For purposes of this
Section 9.1a and Sections 9.1b, 9.1d, and 9.1e below, the term labor costs to correct a Defect shall include, without limiting the general meaning of the term, reasonable charges to remove the Defective Product or Part from the Industrial Truck and to replace a repaired or replacement Product or Part, and a reasonable allocation of Buyer's overhead costs to Buyer's labor charges.

         b. If any Defect is discovered in a Product within six (6) months after the date of delivery to the first retail purchaser of an

Industrial Truck into which it has been incorporated or during the first 1000 hours of use of the Industrial Truck, whichever occurs first, Seller will pay or reimburse Buyer for the parts and labor (plus any reasonable travel costs) required to correct the Defect and any damage to the Industrial Truck resulting from the Defect.

         c. If any Defect is discovered in a Product after the period stated in
Section 9.1b above, but within twelve months after delivery to the first retail purchaser of the Industrial Truck into which it is incorporated or during the first 2000 hours of use of the Industrial Truck, whichever occurs first, Seller will either reimburse Buyer for a replacement part or, at Seller's option, for the cost of repairing the Defective part and Seller will reimburse Buyer for the cost of repairing any damage to the Industrial Truck caused by the Defect.

         d. If any latent Defect is discovered in a Product In any of the parts, components, or assemblies set forth in Exhibit 3, attached and incorporated as part of this Agreement, which may materially affect performance of the Industrial Truck into which it is incorporated, after the periods stated in paragraph 9.1c above, but during the period indicated below, Seller and Buyer will negotiate in good faith the method of correcting the Defect. Seller will pay or reimburse Buyer for fifty percent (50%) of the reasonable costs incurred by Buyer to correct the Defect and to repair any damage to the Industrial Truck caused by the Defect. The period of warranty coverage for parts, components, or assemblies identified in Exhibit 3 as "Category A" will be thirty two (32) months after delivery to the first retail purchaser or 4,000 hours, whichever occurs first. The period of warranty coverage for parts, components or assemblies identified in Exhibit 3 as "Category B" will be twenty one (21) months after delivery to the first retail purchaser or 3,000 hours, whichever occurs first.

         e. If a latent Defect discovered at any time poses a hazard which may cause personal injury or property damage, notwithstanding any other warranty provision or warranty limitation, Seller will repay or reimburse Buyer for the cost of parts and labor (plus reasonable travel costs) to correct the Defect and any damage to the Industrial Truck caused by the Defect, Buyer's reasonable labor and overhead expenses to locate and repair any Industrial Truck into which the Defective Product has been incorporated, and Buyer's costs to provide reasonable and proper notice and warnings to Buyer's dealers and to owners and users of such Industrial Trucks. Seller and Buyer will negotiate In good faith the method of correcting the Defect.

         9.2 Replacement Parts provided by Seller for Products under the warranty provisions of this Agreement are covered by the Product warranty provisions for the remainder of any applicable warranty period and, thereafter, are covered by the Parts warranty to the extent that the Parts warranty period exceeds the Product warranty period.

         9.3 Seller warrants that the Parts will conform to Seller's specifications and descriptions together with any mutually agreed upon modification and will be merchantable, satisfactory and sufficient for the purpose intended, of good quality and workmanship, and free from defects for a period of six (6) months from the date of sale to the first retail purchaser or the date the Part is installed in a customer's Industrial Truck as a service or replacement Part, whichever occurs first. For purposes of this Agreement any failure of a Part to be as warranted is referred to as a "Defect". This warranty extends to the performance of the Parts during the warranty period. If any Defect is discovered within the warranty period Seller will reimburse Buyer for the cost of the Defective Part, for the labor of Buyer's authorized service personnel at an hourly rate equal to Buyer's national average cost, and for the cost of repairing any damage to the Industrial Truck caused by the Defect, plus a charge of twenty-five (25%) percent of the current price of the Defective Parts to cover restocking and handling fee. The amount of warranty reimbursement will be discussed upon request of either Party after approximately one (1) year's experience with warranty claims.

         9.4 When a written claim for warranty reimbursement is made Seller may take the following actions:

         a. Seller may require Buyer to return the Defective Products (or the Defective Parts thereof) and Parts at Seller's expense to Buyer's designated administration facility ("Warranty Facility").

         b. Seller may inspect any such allegedly Defective Products and Parts at Buyer's Warranty Facility and may further, upon prompt written notice require Buyer to return all or any of such Products and Parts at Seller's expense. Buyer will notify Seller when such Defective Products and Parts are available for inspection. The notice will include a list of the Defective Products and Parts and a brief description of the warranty claims.

         c. If Seller determines any such Products or Parts are not Defective, Seller will provide Buyer with the data and analysis upon which Seller's determination is based. Otherwise, Seller will promptly pay or reimburse Buyer in accordance with the applicable warranty provision.

Any warranty claim made by Buyer will be considered accepted, unless within thirty (30) days after Seller's receipt of Buyer's claim Seller either notifies Buyer in writing (i) that the claim is denied or (ii) that Seller requests additional time to review the claim. Every such notice will include a statement of the reasons for the denial or the request for additional time.

         9.5 The warranties provided by this Section 9, "Warranties", will not apply to Products which are incorporated into Industrial Trucks which have not been approved by Seller for use with that Product.

         9.6 The warranties provided by this Agreement do not apply to Defects in Products or Parts caused after delivery to Buyer by parties other than Seller or Seller's representatives by accident, misuse, or neglect or arising from alterations not authorized by Seller. These warranties do not cover normal service replacement of normal service items such as tune-up parts, filters and fan belts.

         9.7 The warranties provided in this Agreement are in lieu of all other warranties of quality, express or implied, and state Seller's entire obligation with respect to Defects in Products or Parts. THERE ARE NO IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE. Except as stated in this Agreement, Seller will not be liable for incidental or consequential commercial damages for breach of this warranty.


10.      PATENTS

         10.1 Seller represents and warrants that the Products and Parts ordered under this Agreement and their sale or use, alone or in a combination specified by Seller, according to Seller's specifications or recommendations, if any, will not infringe any U.S. or foreign patents and Seller agrees to defend, protect and save harmless Buyer, its successors, assigns, customers and users of its products, against all suits and from all damages, claims and demands resulting from such alleged infringements, and agrees that Seller will, upon request, defend or assist in the defense at Seller's expense of any such suit.


         10.2 Buyer and Seller agree that neither will directly or indirectly obtain or attempt to obtain in any country or territory whatsoever, any rights, title or interest, by registration, patent, copyright or otherwise, in or to any designs, improvements or inventions whatsoever of the other Party.


11.      QUALITY ASSURANCE, DESIGN CHANGES

         11.1 Seller represents and warrants that it has and will maintain during the term of this Agreement a quality assurance program using as a guideline the quality assurance program set forth in Exhibit 2 attached and incorporated as part of this Agreement, and that each Product and Part delivered pursuant to this Agreement will have been manufactured subject to Seller's quality assurance program. Seller further warrants that it will provide Buyer with prompt notice of any Defect in Products or Parts discovered by Seller after delivery to Buyer.

         11.2 Subject to Seller's approval, Buyer, for reasonable purposes, may have access to materials, work-in-process, and finished Products and Parts at any facilities at which such Products and Parts are manufactured under this Agreement. Without additional charge, Seller will provide Buyer's representatives with reasonable assistance, including testing and inspection devices and equipment, which may be requested to allow Buyer's representatives to safely and effectively perform their duties while at Seller's manufacturing locations. Buyer's review or evaluation of Seller's quality assurance program or of the quality of Products or Parts will not constitute acceptance of any Products and will not alter in any way Seller's warranties of the quality of Products and Parts.

         11.3 Design changes to Products which may affect mountability, performance or serviceability of a Product will be made only upon mutual agreement of the Parties (including any price adjustments) the effective date of the engineering change, any drawings, documents or samples to be provided, and any other matters relating to effecting the engineering change) and after proper engineering documentation has been provided to Buyer. Seller will hold Buyer harmless of and from any liability, damages, costs or expenses incurred by Buyer as a result of any substantial changes implemented by Seller without prior agreement. Seller will promptly notify Buyer of any other design changes made to Products and will provide appropriate engineering documentation.

12.      TECHNICAL DOCUMENTATION

         Seller will provide Buyer with layouts and drawings on either 35mm microfilm cards or legible white prints and parts lists for all Products and all components or assemblies for Products with appropriate descriptions and illustrations; reasonably required for Buyer to service or provide service information on all Products covered by this Agreement. The technical documentation will be provided in English. Buyer may reprint or copy any information provided for this purpose.

13.      FORCE MAJEURE

         13.1 Except as otherwise provided, if either Party is temporarily unable to perform its obligations under this Agreement because of events beyond its control, including, but not limited to, acts of God, strikes, lockouts, or other labor disputes, war, riot, embargo and acts of government, no liability shall exist for failure of performance during this period of inability, nor shall temporary inability to perform obligations be cause for termination of this Agreement by either Party; provided the Party which is temporarily unable to perform provides prompt notice of the commencement and the termination of the event which temporarily causes the inability to perform. however, any such cause for temporary inability to perform the obligations hereunder shall be remedied with all reasonable promptness by the Party prevented from performing, to the extent such Party can take remedial action, and the Parties will promptly and amicably discuss actions which may be taken to minimize any loss or damage which may occur to any Party.

         13.2 Notwithstanding Seller's right to invoke force majeure Buyer shall have the right to make other reasonably necessary arrangements to buy components to maintain Buyer's production and to complete any such arrangements after the cause for Seller's temporary inability to perform has been eliminated. Both Parties will use all reasonable efforts to resume normal operations under this Agreement as soon as possible after removal of any cause for a temporary inability to perform.

14.      CONFIDENTIAL INFORMATION

         14.1 During the term of this Agreement and for a period of two (2) years thereafter, each Party will hold in confidence any confidential information received from another Party in connection with this Agreement and (except for mandatory disclosures to governments or to such third parties as insurers, shippers and financial institutions whose knowledge or participation may be essential to completion of supply arrangements) will not disclose the confidential information to any third party without the written consent of the Party which provided the information. A Party receiving confidential information will protect it from disclosure by handling it with the same care that the Party normally exercises in respect of its own confidential information of similar importance.

         14.2 As used in this Agreement, confidential information means any information held in confidence by a Party and disclosed by that Party to another Party in connection with this Agreement; provided the information is:

                  (a) a type of information classified as confidential by other provisions of this Agreement;

                  (b) information provided in a written form and clearly identified as confidential; or

                  (c) information provided verbally, and identified as confidential when disclosed, if the disclosing Party promptly thereafter provides the Party to which it is disclosed a written disclosure identified as confidential.

         14.3 Information will not be considered confidential and the obligations of this Section 14 "Confidential Information" will not apply under the following circumstances:

                  (a) the information is In the public domain at the time of disclosure or becomes part of the public domain thereafter without the fault of the receiving Party;

                  (b) the information is known to the receiving Party at the time of the disclosure; or

                  (c) the information is rightfully acquired by the receiving Party from a third person which is not a party to this Agreement, or is independently developed by the receiving Party.

15.      EXCHANGE OF MARKET INFORMATION

         Upon Seller's request Buyer will provide market information which Buyer has available on Products, unless in Buyer's opinion such information prejudices Buyer's interests. To the extent such information includes market information about Buyer's lift truck markets or customers the information will be considered confidential information.

16.      DOCUMENTATION FOR DUTY DRAWBACK RIGHTS

         Seller agrees to provide Buyer with a certificate of delivery, U.S. Customs Form No. 7543, for any Products or Parts which have been imported for resale for export, either as a service or replacement part or incorporated in an Industrial Truck Division product, and with any other reasonable documentation in addition to or which may replace U.S. Customs Form No. 7343 to enable Buyer to obtain appropriate duty drawback rights.

17.      ANTIDUMPING AND COUNTERVAILING DUTIES

         Seller represents and warrants that the importation by Buyer into the United States of America of Products arid Parts pursuant to this Agreement will not cause Buyer to incur antidumping or countervailing duties under the laws of the United States of America. The Parties will share equally any antidumping duties assessed against Buyer.

18.      LAW OF AGREEMENT

         The rights and duties of the Parties to this Agreement will be construed and enforced under the laws of the State of Illinois, U.S.A.

19.      ARBITRATION

         Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination, or invalidity thereof, will be settled by arbitration in accordance with the UNCITRAL Arbitration Rules in effect on the date of this Agreement. The appointing authority will be the American Arbitration Association. The case will be administered by the American Arbitration Association in accordance with its procedures for cases under the UNCITRAL Arbitration Rules. The number of arbitrators for each case will be three. Unless otherwise agreed by the Parties upon submission of a claim, the arbitration will be held in Chicago, Illinois, U.S.A. Arbitration proceedings will be in English and Japanese by means of simultaneous translation. The Parties will share equally the cost of any translations reasonably requested by either Party or the arbitrators in connection with any proceeding. The award of arbitration will be binding and final and a judgment upon that award may be entered in any court having jurisdiction.

20.      CHANGED CONDITIONS

         Either Party may by written request reopen discussion on the terms of this Agreement any time business conditions change, and the Parties will attempt in good faith to address the changed conditions. If the issues raised cannot be resolved within 60 days after the written request to reopen discussions, either Party may terminate the Agreement upon 120 days prior written notice. Orders placed prior to the termination of the Agreement will be completed in accordance with its terms.

21.      PRODUCT LIABILITY INSURANCE

         All of the Parties hereto will carry product liability insurance or otherwise provide for similar protection at their own cost and expense respectively. No Party will be responsible for insuring any other Party.

22.      GENERAL PROVISIONS


         22.1 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Parties with respect to the purchase and sale of Products and Parts and supersedes any and all previous agreements, memoranda, negotiations or other understandings of the Parties with respect thereto.

         22.2 This Agreement may be amended only by a writing signed by both Parties by the representatives identified in writing by each Party from time to time as authorized to sign such an amendment.

         a. Until further notice the only representatives authorized to sign for Buyer are its President, any Vice President of Clark Equipment Company, or the Industrial Truck Division Manager of Purchasing.

         b. Until further notice the only representatives authorized to sign for MC, NHI, and MMC, respectively are the representatives which sign this Agreement.

         22.3 SEPARABILITY OF PROVISIONS. If for any reason any provision of this Agreement is invalid, illegal or unenforceable, then such provision will be deemed severable from the other provisions of this Agreement, all of which will remain in full force and effect and binding on the Parties hereto.

         22.4 WAIVER. Any failure by either Party hereto to enforce, at any time, any term or condition of this Agreement will not constitute, nor be construed as, a waiver of that Party's right thereafter to enforce each and every term and condition of this Agreement.

         22.5 NOTICES. Notices to be given by either Party will be in writing and may be delivered by telegram or by prepaid certified mail to the other Party at the following addresses:

         Seller:  Mitsubishi Corporation
                  Mitsubishi Heavy Industries, Ltd.
                  Mitsubishi Motors Corporation
                  c/o Mitsubishi International Corporation
                  Chicago, Illinois USA
                  Attention:  Manager, Machinery Division

         Buyer:   Clark Equipment Company
                  Industrial Truck Division
                  525 N. 24th Street
                  Battle Creek, Michigan 49016 USA
                  Attention:  Manager, Purchasing Department


         Either Party may change its address by written notice to the other
Party.

         22.6 The provisions of Sections 10, "Patents": 14, "Confidential Information"; and 19, "Arbitration", create continuing obligations which will survive termination of this Agreement for any cause.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.

SELLER:                                           BUYER:

MITSUBISHI CORPORATION (MC)                    CLARK EQUIPMENT COMPANY

/s/  Y. Morita                                 /s/  G. Krause
---------------------------------------        ---------------------------------
     Y. Morita                                      G. Krause
     Managing Director                              Group Vice President

MITSUBISHI HEAVY INDUSTRIES, LTD. (MHI)        /s/  E. Schott
                                               ---------------------------------
/s/  N. Kunimura                                    E. Schott
---------------------------------------             Vice President
     N. Kunimura
     Managing Director

MITSUBISHI MOTORS CORPORATION (MMC)

/s/  T. Tate                                  WITNESSED BY:
---------------------------------------       MITSUBISHI INTERNATIONAL
     T. Tate                                  CORPORATION (MIC)
     Managing Director
                                                  /s/  H. Okada
                                              ----------------------------------
                                              for T. Kagawa
                                                  Sr. Vice President and General
                                                  Manager, Chicago Branch